Exhibit 16.1

June 14, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 12, 2006, to be filed by our former client, Penn National Gaming, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/  BDO Seidman, LLP